CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 25, 2013, accompanying the financial statements of Build America Bonds Income Trust, 10-20 Year Series 21 (included in Van Kampen Unit Trusts, Taxable Income Series 283) as of September 30, 2012, and for the period from October 25, 2010 (date of deposit) through September 30, 2011 and for the year ended September 30, 2012 and the financial highlights for the period from October 25, 2010 (date of deposit) through September 30, 2011 and for the year ended September 30, 2012, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-168244) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 25, 2013